Exhibit 11.1

We consent to the use in this Offering Statement on Form 1-A, utilizing Form S-11 format, of Iroquois Valley Farmland REIT, PBC, of our report dated April 16, 2024 related to our audit of the financial statements of Iroquois Valley Farmland REIT, PBC as of and for the years ended December 31, 2023 and 2022.

Auburn Hills, Michigan

July 11, 2024